Exhibit 99.1

Vapor Corp. Reports Results for the Fourth Quarter and the Year Ended December 31, 2013

Revenues of $26 million and net income of $801,352 for the year ended December 31, 2013

DANIA BEACH, Fla., February 26, 2014 - Vapor Corp. (OTCQB:VPCO; “Vapor”, the “Company”), a leading U.S. based electronic cigarette company whose brands include Krave®, Fifty-One®, VaporX®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumare™, Hookah Stix® and Smoke Star®, today announced its financial and operating results for the fourth quarter and year ended December 31, 2013.

2013 Operational and Financial Highlights:

•	Achieved record revenues for the fourth quarter and year ended December 31, 2013:

•	Total revenues for the fourth quarter of 2013 grew 56% to $7 million

•	Total revenues for the full year 2013 grew 22% to $26 million;

•	Family Dollar stores across the U.S. started selling KRAVE® KING brand of disposable e-cigarette products;

•	Vapor’s products are now in more than 60,000 retail outlets in the U.S. and Canada;

•	Completed a $10 million private placement of common stock that is being used to fund the Company’s growth initiatives; and

•	Effected a 1-for-5 reverse stock split of the Company’s common stock to satisfy the minimum bid price requirement in order to seek listing of the common stock on The NASDAQ Capital Market.

Jeffrey Holman, President of Vapor Corp., commented, “We significantly expanded our retail footprint and marketing activities over the past year, as we continued to experience increased customer demand across the U.S. and Canada for our portfolio of e-cigarettes and vaporizers. This is mostly being driven by a rapidly growing number of users of tobacco-burning cigarettes who view e-cigarettes and vaping as a bona fide alternative to combustible cigarettes.

“In December 2013, we increased our presence in the retail market by adding 6,600 Family Dollar stores nationwide that will carry our flagship brand of disposable e-cigarettes, KRAVE® KING. The growing presence of our products in large retailers and national chains is helping us establish our brands and build a loyal customer base.

“Looking ahead, we plan to expand our retail footprint and increase our marketing efforts. In order to help fund these activities, we raised $10 million in October 2013,” concluded Mr. Holman.

Financial and Operating Results for the fourth quarter ended December 31, 2013

Net sales grew 56% to approximately $7.0 million in the fourth quarter of 2013, as compared with approximately $4.5 million during the same quarter last year.

Cost of goods sold increased 96% to approximately $5.0 million as compared with approximately $2.5 million for the same quarter in the previous year, primarily resulting from increased sales volume.

Gross margins decreased to 30% as compared with 44% for the same period in 2012 as a result of increased private label sales, which have lower gross margins.

Selling, general and administrative expenses for the quarter ended December 31, 2013 decreased by approximately 10% from the same quarter in the prior year primarily due to a decrease in professional and consulting fees.

Advertising expenses decreased approximately 84% to $111,316 for the quarter ended December 31, 2013, compared with $705,613 during the same quarter in 2012.

Operating income was $345,352, compared with an operating loss of ($510,892) for the same quarter in the prior year.

Interest expense for the quarters ended December 31, 2013 and 2012 was $132,705 and $46,275 respectively. The increase was attributable to the interest and amortization of debt discount on the senior convertible notes and the senior note issued during 2012, the senior convertible note issued in January 2013, the $425,000 senior convertible notes issued in July 2013, and the $750,000 term loan entered into in August 2013.

The Company incurred a non-cash induced conversion expense of $299,577 for the quarter ended December 31, 2013 related to the conversion of senior convertible notes into common stock in conjunction with completing the private placement.

Income tax expense (benefit) for the quarters ended December 31, 2013 and 2012 was ($538,561) and $168,344, respectively.

Net income for the quarter ended December 31, 2013 was $451,631 compared with a net loss of ($725,511) for the quarter ended December 31, 2012, as a result of the items discussed above.

Financial and Operating Results for the Year ended December 31, 2013

Net sales grew 22% to approximately $26.0 million for the year ended December 31, 2013 as compared with approximately $21.4 million for the prior year. This increase was mainly attributable to our ability to more efficiently meet consumer demand for our products with optimized inventory and enhanced distribution efforts.

Cost of goods sold increased 23% to approximately $16.3 million as compared with approximately $13.2 million for the year ended December 31, 2012, primarily due to the increase in sales volume and product mix.

Gross margins decreased slightly to 37.2% compared with 38.1% for the prior year due to a change in the product mix.

Selling, general and administrative expenses for the year ended December 31, 2013 decreased by 6% to approximately $6.5 million from approximately $6.9 million for the prior year, primarily due to a decrease in professional and consulting fees and merchant service and bank fees; net of increases in compensation and insurance expenses, among others.

Advertising expenses decreased 36% to approximately $2.3 million for the year ended December 31, 2013, compared with approximately $3.6 million for the prior year.

Operating income was approximately $960,000 compared with an operating loss of approximately $2.3 million for the prior year.

Interest expenses for the years ended December 31, 2013 and 2012 was $383,981 and $89,347 respectively. The increase was attributable to the interest and amortization of debt discount on the senior convertible notes and the senior note issued during 2012, the senior convertible note issued in January 2013, the $425,000 senior convertible notes issued in July 2013, and the $750,000 term loan and the factoring facility entered into in August 2013.

The Company incurred a non-cash induced conversion expense of $299,577 for the year ended December 31, 2013 related to the conversion of senior convertible notes into common stock in conjunction with completing the private placement.

Income tax benefit for the years ended December 31, 2013 and 2012 was $524,791 and $465,941, respectively.

Net income for the year ended December 31, 2013 increased by approximately $2.7 million to $801,352, compared with a net loss of $1,920,972, as a result of the items discussed above.

Conference Call Information

The Company’s management team will host a conference call tomorrow, Thursday February 27, 2014 at 10:30 A.M. Eastern Time to discuss the Company’s historical financial and operating performance during the fourth quarter and the year ended December 31, 2013. To listen to the call, please dial (888) 438-5519 (US Toll Free) or (719) 325-2402 (International) and enter the pin number 3032957 at least five minutes before the scheduled start time. Investors and other interested parties can also access the call in a “listen only” mode via webcast at the Company’s website, www.vapor-corp.com. Please allow extra time prior to the call to visit the site and download any necessary audio software.

A digital replay of the conference call will be available through March 13, 2014 at (877) 870-5176 (US Toll Free) or (858) 384-5517 (International), pin number 3032957. The replay also will be available at the Company’s website for a limited time.

About Vapor Corp.

Vapor Corp., a publicly traded company, is a leading U.S. based electronic cigarette company, whose brands include Fifty-One®, Krave®, VaporX®, EZ Smoker®, Alternacig®, Green Puffer®, Americig®, Fumare™, Hookah Stix® and Smoke Star®. We also design and develop private label brands for some of our distribution customers. “Electronic cigarettes” or “e-cigarettes,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor’s electronic cigarettes and accessories are available online, through direct response to our television advertisements and through retail locations throughout the United States. For more information on Vapor Corp. and its e-cigarette brands, please visit us at www.vapor-corp.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements concern Vapor’s operations, economic performance and financial condition and are based largely on Vapor’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Vapor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain of these factors and risks, as well as other risks and uncertainties are stated in Vapor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in Vapor’s subsequent filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Media:

Alison Crisci

KCSA Strategic Communications

acrisci@kcsa.com / (212)-896-1252

IR: Jeffrey Goldberger / Garth Russell

KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com

(212)-896-1249 / (212)896-1250

VAPOR CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEARS ENDED DECEMBER 31,		FOR THE THREE MONTHS ENDED DECEMBER 31,
	2013	2012	2013	2012
SALES NET	$25,990,228	$21,352,691	$7,032,032	$4,508,594
Cost of goods sold	16,300,333	13,225,008	4,953,637	2,521,402

Gross Profit	9,689,895	8,127,683	2,078,395	1,987,192

EXPENSES:
Selling, general and administrative	6,464,969	6,865,633	1,621,727	1,792,471
Advertising	2,264,807	3,559,616	111,316	705,613

Total operating expenses	8,729,776	10,425,249	1,733,043	2,498,084

Operating income (loss)	960,119	(2,297,566)	345,352	(510,892)

Other expense:
Induced conversion expense	299,577	—	299,577	—
Interest expense	383,981	89,347	132,705	46,275

Total other expenses	683,558	89,347	432,282	46,275

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	276,561	(2,386,913)	(86,930)	(557,167)
Income tax expense (benefit)	(524,791)	(465,941)	(538,561)	168,344

NET INCOME (LOSS)	$801,352	$(1,920,972)	$451,631	$(725,511)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.06	$(0.16)	$0.03	$(0.06)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.06	$(0.16)	$0.03	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC	12,818,487	12,037,597	15,081,780	12,037,597

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – DILUTED	13,186,365	12,037,597	15,573,903	12,037,597

VAPOR CORP.

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash	$6,570,215	$176,409
Due from merchant credit card processors, net of reserve for charge-backs of $2,500 and $15,000, respectively	205,974	1,031,476
Accounts receivable, net of allowance of $256,833 and $61,000, respectively	1,802,781	748,580
Inventories	3,321,898	1,670,007
Prepaid expenses and vendor deposits	1,201,040	465,860
Income tax receivable	—	47,815
Deferred tax asset, net	766,498	222,130

TOTAL CURRENT ASSETS	13,868,406	4,362,277
Property and equipment, net of accumulated depreciation of $27,879 and $16,595, respectively	28,685	25,190
Other assets	65,284	12,000

TOTAL ASSETS	$13,962,375	$4,399,467

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$1,123,508	$3,208,595
Accrued expenses	420,363	350,151
Term loan	478,847	—
Customer deposits	182,266	477,695
Income taxes payable	5,807	—

TOTAL CURRENT LIABILITIES	2,210,791	4,036,441

LONG-TERM DEBT:
Senior convertible notes payable to related parties, net of debt discount of $0 and $3,530, respectively	—	346,470
Senior note payable to stockholder	—	500,000

TOTAL LONG-TERM DEBT	—	846,470

TOTAL LIABILITIES	2,210,791	4,882,911

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Preferred stock, $.001 par value, $1,000,000 shares authorized, none issued
Common stock, $.001 par value, 50,000,000 shares authorized 16,214,528 and 12,038,163 shares issued and outstanding, respectively	16,214	12,038
Additional paid-in capital	13,115,024	1,685,524
Accumulated deficit	(1,379,654)	(2,181,006)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	11,751,584	(483,444)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$13,962,375	$4,399,467